J.JILL, INC. ANNOUNCES SECOND QUARTER FISCAL 2017 RESULTS

Reports Q2 Total Comparable Sales Growth of 7.8%

Quincy, MA – August 29, 2017 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the second quarter and the twenty-six weeks ended July 29, 2017.

Paula Bennett, President and CEO of J.Jill, Inc. stated, “We are pleased to deliver another quarter of strong sales and earnings growth. Our second quarter performance demonstrated the continued strength of our omnichannel model and the disciplined, data-driven approach we take to our business. As we enter the back half of the year, we remain focused on delighting our customer with the product assortment and shopping experience she values while continuing to deliver consistent profitable growth.”

For the second quarter ended July 29, 2017:

•	Total net sales increased by 9.9% to $181.4 million from $165.0 million in the second quarter of fiscal 2016.
•	Total company comparable sales, which includes comparable store sales and direct to consumer comparable sales, increased by 7.8%.
•	Direct to consumer net sales represented 43.1% of total net sales, up from 42.3% in the second quarter of fiscal 2016.
•

Gross profit increased to $122.6 million from $112.9 million in the second quarter of fiscal 2016. As a percentage of total net sales, gross profit was 67.6% compared to a record second quarter gross profit of 68.4% in fiscal 2016.

•

SG&A was $97.0 million compared to $94.2 million in the second quarter of fiscal 2016. Second quarter 2017 SG&A included $0.7 million of non-recurring expenses related to the transition to a public company. Second quarter 2016 SG&A included $3.5 million of non-recurring expenses related to the Company’s IPO. Excluding these non-recurring expenses in both years, SG&A as a percentage of total net sales was 53.1% compared to 55.0% in the second quarter of fiscal 2016.

•	Income from operations, inclusive of non-recurring SG&A expenses, increased to $25.6 million from $18.7 million in the second quarter of fiscal 2016.
•

Adjusted EBITDA* for the second quarter of fiscal 2017 increased by 13.5% to $35.3 million from $31.1 million in the second quarter of fiscal 2016.  As a percentage of total net sales, Adjusted EBITDA was 19.4% compared to 18.8% in the second quarter of fiscal 2016.

•

Interest expense was $5.1 million, including $0.6 million of accelerated deferred financing amortization due to the voluntary principal pre-payment of $20.0 million dollars on the term loan in the second quarter.  Interest expense was $4.7 million in the second quarter of fiscal 2016.

•	Income tax expense increased to $8.6 million from $5.9 million in the second quarter of fiscal 2016, and the effective tax rate was 41.6% compared to 41.8% in the second quarter of 2016.
•	Diluted earnings per share were $0.28 compared to $0.19 in the second quarter of fiscal 2016.
•	Adjusted diluted earnings per share* for the second quarter of fiscal 2017, which excludes non-recurring expenses, were $0.29 compared to $0.24 in the second quarter of fiscal 2016.

For the twenty-six weeks ended July 29, 2017:

•	Total net sales increased by 11.1% to $347.5 million from $312.7 million in the twenty-six weeks ended July 30, 2016.
•	Total company comparable sales, which includes comparable store sales and direct to consumer comparable sales, increased by 8.8%.
•	Direct to consumer net sales represented 42.9% of total net sales, up from 41.6% in the twenty-six weeks ended July 30, 2016.

•

Gross profit increased to $238.3 million from $214.4 million in the twenty-six weeks ended July 30, 2016. As a percentage of total net sales, gross profit was 68.6% in both twenty-six week periods ended July 29, 2017 and July 30, 2016.

•

SG&A was $194.0 million compared to $181.2 million in the twenty-six weeks ended July 30, 2016. For the twenty-six weeks ended July 29, 2017, SG&A included $4.3 million of non-recurring expenses related to the IPO and subsequent transition to a public company. For the twenty-six weeks ended July 30, 2016, SG&A included $4.6 million of non-recurring expenses related to the Company’s IPO. Excluding these non-recurring expenses in both years, SG&A as a percentage of total net sales was 54.6% compared to 56.5% for the twenty-six weeks ended July 30, 2016.

•	Income from operations, inclusive of non-recurring SG&A expenses, increased to $44.2 million from $33.1 million for the twenty-six weeks ended July 30, 2016.
•

Adjusted EBITDA* for the twenty-six weeks ended July 29, 2017 increased by 16.3% to $66.3 million from $57.0 million in the twenty-six weeks ended July 30, 2016. As a percentage of total net sales, Adjusted EBITDA was 19.1% compared to 18.2% for the twenty-six weeks ended July 30, 2016.

•

Interest expense was $10.0 million, including $0.6 million of accelerated deferred financing amortization due to the voluntary principal pre-payment of $20.0 million dollars on the term loan in the second quarter, compared to $8.8 million for the twenty-six weeks ended July 30, 2016.

•

Income tax expense increased to $14.2 million from $10.1 million in the twenty-six weeks ended July 30, 2016, and the effective tax rate was 41.4% compared to 41.5% in the twenty-six weeks ended July 30, 2016.

•	Diluted earnings per share were $0.46 compared to $0.33 in the twenty-six weeks ended July 30, 2016.
•	Adjusted diluted earnings per share* for the twenty-six weeks ended July 29, 2017, which excludes non-recurring expenses, were $0.53 compared to $0.40 in the twenty-six weeks ended July 30, 2016.

The Company ended the second quarter fiscal 2017 with $28.7 million in cash and cash equivalents, compared to $13.5 million at the end of fiscal 2016. Inventory at the end of the second quarter fiscal 2017 decreased to $62.8 million compared to $66.6 million at the end of fiscal 2016. The Company opened two stores and closed four stores in the second quarter and ended the quarter with 274 stores.

* Non-GAAP financial measures.  Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” for more information.

Outlook

For the third quarter of fiscal 2017, we expect total comparable sales to increase in the high single digits.  GAAP diluted earnings per share are expected to be in the range of $0.17 to $0.19. Adjusted diluted earnings per share, which excludes approximately $0.7 million of non-recurring expenses associated with the Company’s transition to a public company, are expected to be in the range of $0.18 to $0.20. Both GAAP and adjusted diluted earnings per share will include approximately $0.5 million of public company costs not incurred in 2016.   Adjusted diluted earnings per share assumes an income tax rate of 40%.

For the full 2017 fiscal year, on a 52-week basis, we expect total comparable sales to increase in the high single digits.  GAAP diluted earnings per share are expected to be in the range of $0.73 to $0.77.  Adjusted diluted earnings per share, which excludes approximately $5.4 million of non-recurring expenses associated with the Company’s IPO and subsequent transition to a public company, are expected to be in the range of $0.81 to $0.85.  Both GAAP and adjusted diluted earnings per share will include approximately $1.4 million of public company costs not incurred in 2016.

The 53rd week of fiscal 2017, which is not included in the 52-week basis outlook given above, is expected to contribute an additional $9.0 million in sales and approximately $0.01 of earnings per share.

Conference Call Information

A conference call to discuss second quarter fiscal 2017 results is scheduled for today, August 29, 2017, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (844) 579-6824 or (763) 488-9145 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 49203608 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events.

A taped replay of the conference call will be available approximately two hours following the live call and can be accessed both online and by dialing (800) 585-8367 or (416) 621-4642. The pin number to access the telephone replay is 49203608. The telephone replay will be available until Tuesday, September 5, 2017.

About J.Jill, Inc.

J.Jill is an omnichannel premier retailer and nationally recognized women’s apparel brand committed to delighting our customers with great wear-now product. The brand represents an easy, relaxed, inspired style that reflects the confidence and comfort of a woman with a rich, full life. J.Jill offers a guiding customer experience through more than 270 stores nationwide and a robust ecommerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.JJill.com. The information included on our website is not incorporated by reference herein.

Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•

Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, write-off of property and equipment, and other non-recurring expenses, primarily consisting of outside legal and professional fees associated with the initial public offering and subsequent transition to a public company. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

•

Adjusted Net Income, which represents net income (loss) plus other non-recurring expenses, primarily consisting of outside legal and professional fees associated with the initial public offering and subsequent transition to a public company.  We present Adjusted Net Income on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

•

Adjusted Earnings per Share (“Adjusted EPS”) represents Adjusted Net Income divided by the number of shares outstanding.  Adjusted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS should not be considered alternatives to, or substitutes for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS to net income (loss) and EPS, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” and not rely solely on Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, or any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.”  Forward-looking statements include statements under “outlook” offering and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risk regarding, our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets and other factors set forth under “Risk Factors” in the Form 10K. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

(Tables Follow)

J.Jill, Inc.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except common unit and common share data)

	July 29, 2017	January 28, 2017
Assets
Current assets:
Cash	$28,661	$13,468
Accounts receivable	5,071	3,851
Inventories, net	62,790	66,641
Prepaid expenses and other current assets	12,566	18,559
Receivable from related party	—	1,922
Total current assets	109,088	104,441
Property and equipment, net	106,221	102,322
Intangible assets, net	156,222	163,483
Goodwill	197,026	197,026
Other assets	801	1,033
Total assets	$569,358	$568,305
Liabilities and Shareholders’ / Members’ Equity
Current liabilities:
Accounts payable	$40,486	$38,438
Accrued expenses and other current liabilities	41,422	46,121
Current portion of long-term debt	2,799	2,799
Total current liabilities	84,707	87,358
Long-term debt, net of discount and current portion	244,436	264,440
Deferred income taxes	72,391	73,511
Other liabilities	24,371	20,132
Total liabilities	425,905	445,441
Commitments and contingencies
Shareholders’ / Members’ Equity
Common stock, par value $0.01 per share; 250,000,000 shares authorized; 43,747,944 shares issued and outstanding at July 29, 2017	437	—
Common units, zero par value, 1,000,000 units authorized, issued and outstanding at January 28, 2017	—	—
Contributed capital	—	116,743
Additional paid-in capital	116,872	—
Accumulated earnings	26,144	6,121
Total shareholders’ / members’ equity	143,453	122,864
Total liabilities and shareholders’ / members’ equity	$569,358	$568,305

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	July 29, 2017	July 30, 2016
Net sales	$181,372	$165,035
Cost of goods sold	58,724	52,180
Gross profit	122,648	112,855
Selling, general and administrative expenses	97,011	94,172
Operating income	25,637	18,683
Interest expense	5,084	4,674
Income before provision for income taxes	20,553	14,009
Provision for income taxes	8,557	5,860
Net income and total comprehensive income	$11,996	$8,149
Net income per common share attributable to common shareholders
Basic	$0.29	$0.19
Diluted	$0.28	$0.19
Weighted average number of common shares outstanding
Basic	41,549,825	43,747,944
Diluted	43,554,275	43,747,944

	For the Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016

Net sales	$347,498	$312,700
Cost of goods sold	109,242	98,339
Gross profit	238,256	214,361
Selling, general and administrative expenses	194,044	181,244
Operating income	44,212	33,117
Interest expense	10,029	8,786
Income before provision for income taxes	34,183	24,331
Provision for income taxes	14,160	10,109
Net income and total comprehensive income	$20,023	$14,222
Net income per common share attributable to common shareholders
Basic	$0.48	$0.33
Diluted	$0.46	$0.33
Weighted average number of common shares outstanding
Basic	42,033,984	43,747,944
Diluted	43,559,781	43,747,944

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	July 29, 2017	July 30, 2016
Net income	$11,996	$8,149
Interest expense	5,084	4,674
Provision for income taxes	8,557	5,860
Depreciation and amortization	8,341	8,340
Equity-based compensation expense (a)	237	210
Write-off of property and equipment (b)	338	384
Other non-recurring expenses (c)	721	3,455
Adjusted EBITDA	$35,274	$31,072

	For the Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016
Net income	$20,023	$14,222
Interest expense	10,029	8,786
Provision for income taxes	14,160	10,109
Depreciation and amortization	17,140	18,601
Equity-based compensation expense (a)	261	285
Write-off of property and equipment (b)	340	384
Other non-recurring expenses (c)	4,306	4,563
Adjusted EBITDA	$66,259	$56,950

(a):

Represents expenses associated with equity incentive instruments granted to our management and board of directors. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grants.

(b):	Represents net gain or loss on the disposal of fixed assets.
(c):

Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company.

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted Net Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	July 29, 2017	July 30, 2016
Net income and total comprehensive income	$11,996	$8,149
Add: Provision for income taxes	8,557	5,860
Income before provision for income taxes	20,553	14,009
Add: Other non-recurring expenses(a)	721	3,455
Adjusted Income before provision for income taxes	21,274	17,464
Less: Adjusted Tax Provision(b)	8,510	6,986
Adjusted net income	$12,764	$10,478
Adjusted net income per common share attributable to common shareholders
Basic	$0.31	$0.24
Diluted	$0.29	$0.24
Weighted average number of common shares outstanding
Basic	41,549,825	43,747,944
Diluted	43,554,275	43,747,944

(a):

Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company.

(b):	The adjusted tax provision for adjusted net income is estimated by applying 40% to the adjusted income before provision for income taxes.

	For the Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016
Net income and total comprehensive income	$20,023	$14,222
Add: Provision for income taxes	14,160	10,109
Income before provision for income taxes	34,183	24,331
Add: Other non-recurring expenses(a)	4,306	4,563
Adjusted Income before provision for income taxes	38,489	28,894
Less: Adjusted Tax Provision(b)	15,396	11,558
Adjusted net income	$23,093	$17,336
Adjusted net income per common share attributable to common shareholders
Basic	$0.55	$0.40
Diluted	$0.53	$0.40
Weighted average number of common shares outstanding
Basic	42,033,984	43,747,944
Diluted	43,559,781	43,747,944

(a):

Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company.

(b):	The adjusted tax provision for adjusted net income is estimated by applying 40% to the adjusted income before provision for income taxes.

Contacts:

Investor Contact:

Caitlin Morahan/Joseph Teklits

ICR, Inc.

investors@jjill.com

203-682-8200

Media Contact:

Dan Clifford

media@jjill.com